                            Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Media Contact:
Lauren Medina Edgewell Personal Care Lauren.Medina@Edgewell.com +1-203-944-5545

Edgewell Personal Care Appoints Stephanie Stahl to Board of Directors

Shelton, Conn., September 12, 2024 – Edgewell Personal Care Company (NYSE: EPC) announced that it has appointed Stephanie Stahl to its Board of Directors, effective September 10. Following her appointment, the Board will now include 11 members.

As a consumer-driven and sustainability-focused business leader, brand builder, board member and advisor, Stahl has extensive marketing and strategy experience in high-growth, turnaround and early-stage operating environments. She also has significant business transformation, post-merger integration and public board leadership experience – including M&A, DEI and activist expertise.

Rod Little, Edgewell's President and Chief Executive Officer, stated, "We are pleased to welcome Stephanie to our Board of Directors. She is an experienced and accomplished leader who brings significant marketing and strategy experience to the Edgewell Board. As a longtime leader with various public and private companies, I am confident she will provide valuable perspective. Her consumer goods background is particularly relevant as we continue to execute upon our near and long-term strategic priorities."

Stahl commented, "I am honored to join the Edgewell Board and to work alongside such a diverse and experienced group of leaders. I have watched Edgewell’s transformation over the years, and am impressed by the growth, value creation and innovation they have accomplished to date. I look forward to working with my fellow Board members, Edgewell’s leadership team and its shareholders and employees."

Stahl is an active public and private company board director and was formerly Chief Marketing and Strategy Officer at both Coach, Inc. and Revlon, Inc., and a partner at Boston Consulting Group. She is the Co-Founder and former CEO of Ace of Air, a B Corp Certified circular beauty and wellness brand. Stahl serves on three public company boards: Dollar Tree, Inc., where she chairs the Sustainability and Corporate Social Responsibility Committee, Carter’s, Inc., and Newell Brands Inc and is a Senior Advisor to Boston Consulting Group, Consumer & Climate. She previously served on the boards of Knoll, Inc., where she chaired the Nominating, Governance and ESG Committee, and Founders Table, an L Catterton portfolio company. Stephanie also serves on the board of Kibo, a Vista Equity portfolio company.

Stahl earned a master’s degree, with distinction, from the Harvard Business School and graduated from Stanford University with a bachelor’s degree in quantitative economics.

About Edgewell Personal Care
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names including Schick® and Wilkinson Sword® men's shaving products; Schick® and Billie® women's shaving products; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat® and Hawaiian Tropic® sun care products; Bulldog®, Jack Black® and Cremo® grooming products; Fieldtrip™ skin care products; and Wet Ones® hygiene products. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,800 employees worldwide.

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